EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.  3 to Registration Statement on Form S-1 to Form S-3 of our report dated March 28, 2014, relating to the consolidated balance sheets of Fusion Telecommunications International, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2013. We also consent to the reference to our Firm under the caption “Experts.”

/s/ Rothstein Kass

Roseland, New Jersey
July 16 , 2014